Exhibit 99.1

ARIAD Reports First Quarter 2010 Financial Results and Development Progress

CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 10, 2010--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the three-month period ended March 31, 2010 and provided an update on corporate developments.

“We have had a productive start to the year with substantial progress advancing each of our internally discovered drug candidates and the successful completion of our revised agreement with Merck on the development, manufacture and commercialization of ridaforolimus, our investigational mTOR inhibitor,” stated Harvey J. Berger, M.D. chairman and chief executive officer of ARIAD. “We expect several key business and clinical catalysts during the remainder of 2010, each one with the potential to create significant value for our shareholders.”

Financial Highlights

For the three months ended March 31, 2010, the Company reported a net loss of $23.4 million, or $0.21 per share, compared to a net loss of $20.2 million, or $0.26 per share, for the corresponding period in 2009. This net loss in 2010 includes a $6.1 million non-cash charge related to the revaluation of the Company’s warrant liability as compared to a charge of $215,000 in the corresponding period in 2009. This increased charge was offset in part by a decrease of $2.9 million in research and development expenses in the three-month period ended March 31, 2010 as compared to the corresponding period in 2009, due to completion of patient enrollment in 2009 in several clinical trials of ridaforolimus, including the Phase 3 SUCCEED trial in patients with advanced bone and soft-tissue sarcomas, and completion of certain manufacturing and non-clinical initiatives for our lead product candidates.

For the three-month period ended March 31, 2010, cash used in operations was $14.3 million, compared to cash used in operations of $10.1 million for the corresponding period in 2009. The Company ended the first quarter with cash and cash equivalents of $25.4 million, compared to $40.4 million at December 31, 2009.

These financial results do not take into account the positive impact of the restructured collaboration agreement with Merck Sharpe & Dohme Corp. (“Merck”) entered into earlier this month. This license agreement provides ARIAD with an initial up-front payment of $50 million, reimbursement of ARIAD’s costs for ridaforolimus since the start of the year, estimated by ARIAD to be approximately $19 million through April 2010, and funding by Merck of 100 percent of ridaforolimus costs going forward, including ARIAD’s transition costs.

The agreement also includes up to $514 million in potential regulatory and sales milestones for the successful development and commercialization of ridaforolimus in multiple indications, as well as tiered, double-digit royalties on global net sales of ridaforolimus. These royalties are approximately one-third greater that those that ARIAD would have received just for ex-U.S. sales at each of the sales tiers in the original agreement. The impact of this agreement will be reflected in ARIAD’s financial statements beginning with the second quarter of this year.

“The revised agreement with Merck allows us to refocus our resources on our other product candidates in development and retain the potential commercial value of ridaforolimus through substantial royalties and milestones,” said Edward M. Fitzgerald, senior vice president and chief financial officer of ARIAD.

Financial Guidance for 2010

ARIAD anticipates positive cash flow from operations for 2010 in the range of $5 million to $7 million, reflecting the impact of the $50 million up-front payment from Merck. ARIAD also estimates year-end cash and cash equivalents in the range of $44 million to $46 million.

Not taking into account any future milestone payments from Merck, any additional partnering or licensing activities, or other revenues, ARIAD believes that its cash and cash equivalents, together with the near-term payments to be received from Merck, are sufficient to fund its operations into the second half of 2011.

Progress in the Clinic

ARIAD continued to make solid progress in its development programs during the first quarter of 2010, including:

  Continuing patient enrollment and treatment in the Phase 1 clinical trial of AP24534, ARIAD’s investigational pan-BCR-ABL inhibitor with broad potential in patients with treatment-resistant chronic myeloid leukemia (CML). ARIAD is currently in discussions with U.S. and European regulatory authorities on the design of a pivotal trial of AP24534 in patients with resistant and refractory CML or Philadelphia-chromosome positive (Ph+) acute lymphoblastic leukemia and ARIAD expects to initiate this trial in the second half of 2010.
  Reaching two-thirds of the progression-free survival (PFS) events in the Phase 3 SUCCEED trial of oral ridaforolimus in patients with advanced soft-tissue and bone sarcomas, thereby triggering initiation of the study’s second interim efficacy analysis. The independent Data Monitoring Committee of the SUCCEED trial is expected to complete this analysis in the second quarter of 2010. The final analysis of the PFS data is expected later this year.
  Presentation of preclinical data on ARIAD’s investigational anaplastic lymphoma kinase (ALK) inhibitor, AP26113, that demonstrate potent inhibition of the target protein and of mutant forms resistant to the first-generation ALK inhibitor, which currently is in clinical trials in patients with cancer. ARIAD is advancing AP26113 towards clinical development.

Update on Patent Litigation

ARIAD and its co-plaintiffs announced in the first quarter of 2010 that the U.S. Court of Appeals for the Federal Circuit (the “Federal Circuit”) ruled in favor of Eli Lilly & Co. (“Lilly”) following the en banc rehearing that was held in December 2009. The rehearing concerned a 2007 judgment that held Lilly liable for infringement of four claims of U.S. Patent No. 6,410,516. The Federal Circuit held that the four patent claims are invalid due to inadequate written description. ARIAD and its co-plaintiffs have decided to not pursue further appeal of the Federal Circuit decision.

Upcoming Medical Meeting

Investigators will present additional safety and clinical proof-of-concept data from the ongoing Phase 1 clinical trial of AP24534 in patients with advanced blood cancers and initial clinical data from the ongoing Phase 1 trial of ridaforolimus in combination with dalotuzumab at the Annual Meeting of the American Society of Clinical Oncology taking place June 4 to 8, 2010 in Chicago, Illinois.

Upcoming Investor Meeting

ARIAD management will be making corporate presentations at the following investor conferences:

  Brean Murray, Carret & Co. 2010 Life Sciences Summit, New York, NY, May 17, 2010.
  Jefferies 2010 Global Life Sciences Conference, New York, New York, June 10, 2010.

Today’s Conference Call at 5 p.m.

ARIAD will hold a live webcast of its quarterly and year-end earnings conference call today, May 10, 2010 at 5:00 p.m. (ET). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 866-543-6407 (domestic) or 617-213-8898 (international) five minutes prior to the start time and providing the pass code 37403650. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck Sharpe & Dohme Corp. and is in Phase 3 clinical development in patients with advanced sarcomas. ARIAD’s second internally discovered product candidate, AP24534, is an investigational pan-BCR-ABL inhibitor completing Phase 1 clinical development in patients with hematological cancers, notably chronic myeloid leukemia. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the amount of expenses to be reimbursed by Merck, payments to be made by Merck at a future date, the potential receipt of additional regulatory and sales milestone payments under this revised collaboration agreement, the potential of the successful development and commercialization of ridaforolimus in multiple indications, the future costs of the ridaforolimus program, the opportunity to receive royalties on global net sales of ridaforolimus, the potential to advance AP24534 into a pivotal registration trial in patients with CML and the expected timing for finalizing dose selection and initiation of such a trial, and opportunities to secure additional sources of funding and other statements made under the captions “Financial Highlights and Financial Guidance for 2010.” Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the potential that ridaforolimus may not be granted regulatory approval for any indication in any country, that ridaforolimus may not achieve any particular levels of revenue in the future, that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies, the costs associated with research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of the Company’s product candidates, the adequacy of capital resources and the availability of additional funding, and other factors detailed in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share data	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
License and collaboration revenue	$2,154	$1,900
Operating expenses:
Research and development	14,835	17,749
General and administrative	4,574	4,126
Total operating expenses	19,409	21,875
Other income (expense), net	(6,143)	(259)
Net loss	$(23,398)	$(20,234)
Net loss per common share	$(.21)	$(.26)

Weighted average number of shares of common stock outstanding	109,016,202	77,237,551

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	March 31, 2010	December 31, 2009
	(Unaudited)
Cash, cash equivalents and marketable securities	$25,442	$40,362
Total assets	$50,431	$65,010
Deferred revenue, total	$109,457	$111,611
Total liabilities	$161,182	$154,026
Stockholders’ deficit	$(110,751)	$(89,016)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(14,327)	$(10,110)
Net cash provided by (used in) investing activities	(342)	5,817
Net cash provided by (used in) financing activities	(251)	22,591

Net increase (decrease) in cash and cash equivalents	$(14,920)	$18,298

CONTACT:
ARIAD Pharmaceuticals
Maria E. Cantor, 617-621-2208